                              EMPLOYMENT AGREEMENT
                              --------------------

This Employment Agreement dated August 15, 2002 by and between David Pressler
("EXECUTIVE"), and Communitronics of America, Inc. a Utah Corporation hereinafter called ("Employer")27955 Highway 98 Suite WW Daphne Al, 36526 for ten dollars and other good and valuable consideration it is Agreed as follows:

1.    Executive: EXECUTIVE shall be retained by EMPLOYER to become a Corporate
EXECUTIVE.

2.    Duties: Executive shall serve The Company as Chief Executive Officer reporting directly to the Board of Directors of the Company. Executive shall serve and prepare all documentation related  directly or indirectly to The Company, as well as for any of subsidiaries.

2.1   Executive shall perform such Executive, administrative, development, marketing, programming and other duties as are indicative of the office he holds and as may, from time to time, be assigned to him by the Board of Directors of said Corporations and devote such time shall be reasonable and necessary for the performance of
Executives job.

2.2   Executive shall be responsible to establish credit, credit lines, business leases  (equipment, offices, autos, etc.). Banking relationships including lending, feasibility studies on new or existing projects. Executive shall set up and maintain a continuous source of financing for The Company. Executive shall be responsible for the timely preparation of all financial documentation including but, not limited to payroll, 10Q's, 10K's, 8K's, and any other SEC requirements, Internal
Revenue Service returns and related items.

3.    Compensation.

3.1   Compensation of Executive: The CORPORATION shall pay EXECUTIVE, and EXECUTIVE shall accept from CORPORATION, as payment for all of the EXECUTIVES services under this Agreement, as follows:

     One Hundred Eighty Thousand Dollars ($180,000) of past due Executive compensation when funds become available.

     Two Hundred Thousand Dollars ($200,000) for the first year of Employment; and

     A Fifty thousand-Dollar ($50,000) increase per year for years two through six.

     Compensation payments of salary will be paid at discretion of the Board of
Directors, with a minimum of $2000.00 paid weekly as moneys are available.
Compensation of more than minimum will also require EXECUTIVE'S approval.
Executive shall receive 3 weeks paid vacation per year.

3.2  Profit Sharing and Benefits: In the event the Employer institutes a pension, profit sharing or Employee Stock Option plan, EXECUTIVE shall be  eligible therefore. Executive shall receive a bonus of one and one half  percent of the gross collected revenues and a bonus of two and one half percent of all first year new business of said Corporation. EXECUTIVE shall receive medical insurance for executive and family.

3.3  Stock Options: EXECUTIVE shall be eligible for any incentive stock option or non-qualified option plan. EXECUTIVE shall receive 1,000,000 shares of the common stock of the CORPORATION upon signing of this agreement for services rendered. Upon signing of this agreement 350,000 shares and 350,000 fully exercised options per year employed as an incentive to his employment. The
EXECUTIVE option price of one dollar per share may be exercised at any time at the stated option price but the option may not be exercised more than ten (10)
years after the date of its grant. All options in this agreement shall be fully vested when issued and said CORPORATION will herein loan moneys to EXECUTIVE to exercise said options at no interest. This contract shall also be available to
EXECUTIVE for any spin-off corporate entities. In the case of a merger or take over of Corporation or a change of control all options shall immediately become vested. Upon the signing of any letter of intent or any vote of the rights of the common stock holders, all options herein shall carry one common share vote per option. All of the options remaining either exercised or remaining under contract for the total of the six-year period shall have said voting right.

3.4  Deferred Compensation: At the written consent of EXECUTIVE, Deferred
Compensation shall be as follows:

         a. Deferred  Compensation  may be exchanged at the rate specified in
         Section 3.3 of this Agreement for additional stock options; or

         b. Deferred Compensation as specified in sections 3.1, 3.2, 3.3 or 3.5 may be exchanged at the rate of 250% of face value of this Agreement to pay existing option contracts.

4.   Term. This agreement shall become effective upon the signing of this agreement. This Agreement shall be for a period of thirty-six months from the date this Agreement is executed and all options and compensation shall be fully earned and fully vested at the time of signing of this agreement. This Agreement shall automatically be extended at the end of its term for an additional three-year period unless Parties agree with written  notice of intent not to extend the  Agreement
60 days prior to the termination date. In the case of a buy out, a merger in which
EMPLOYER is not the surviving corporation or a forward stock split this contract shall be adjusted accordingly and all six years shall considered earned and immediately payable.

5.   Confidential  Data. EMPLOYER shall furnish to EXECUTIVE such information necessary or appropriate for EXECUTIVE to perform its services. The parties hereto are aware that some of the information would or could be deemed material non-public information.

        (a) You will identify to EXECUTIVE all information, which is non-public.
            If such information is in writing you will stamp or mark each page
            "Confidential" or "Non-Public Information".

        (b) You will promptly advise EXECUTIVE in writing when any such non-
            public information is made publicly available.

        (c) Until such time, any written  non-public information shall be kept in a locked file drawer at EXECUTIVE  where access is restricted to
            EMPLOYER or other public principles of EXECUTIVE.

        (d) So long as any such information is non-public, EXECUTIVE or other principles are prohibited from discussing that information with any other officer of EMPLOYER, any customer of EMPLOYER, or any other third party except council to EMPLOYER of persons or entities in association with its furnishing of such advisory services provided, however, that the disclosure of such material non-public information is essential and the recipient of such information is advised that it is presently deemed material non-public information.

6.   DEATH or  DISABILITY: EXECUTIVES employment by the CORPORATION shall terminate automatically upon the death or disability of EXECUTIVE, in which event the CORPORATION shall remain liable to EXECUTIVES estate, heirs, devises for the then accrued but unpaid compensation and benefits vested at the time of death or disability, which would have been payable to EXECUTIVE under section 3 and all payments shall be made directly to EXECUTIVES estate or otherwise in accordance with the estate. EXECUTIVES estate, heirs, devises will be entitled to an amount equal to one half (1/2) of the annual payable salary in accordance to the terms and conditions of the contract and all extensions in time therein available of all compensation therein listed under section 3 of the current contract in existence but no less than six months to be paid in equal monthly installments.
All options and shares in said contract shall become immediately vested and paid and delivered to EXECUTIVES estate for the entire current contract and all extensions available therein.

7.   Joint Relationship. Nothing contained in this agreement shall be construed to imply a joint venture or partnership or principle/agent relationship between the parties hereto, and neither party by this Agreement shall have any right, power or authority to act or create any obligation, expressed or implied, on behalf of the other party other than as set forth herein.

     Neither shall this Agreement be construed to create rights, expressed or implied, on behalf of or for the use of any parties besides the parties hereto and they shall not be obliged separately or jointly to any third parties merely by virtue of this Agreement.

8.    Entire  Agreement. This Agreement represents the entire Agreement between the parties and is not subject to alteration, modification or change except in writing signed by each of the parties. A waiver of any term of condition of this Agreement  shall be construed as a general waiver.

9.    Notices. Any notices with respect to this  Agreement  shall be sent to each of the parties at the address designated at the top of page one.

10.   Choice of Law. The laws of the State of Alabama shall govern this
Agreement.

11.   Disputes.  Any dispute that arises from this Agreement shall be settled in a court of law, with the prevailing party compensated for all damages, which include but are not limited to, court costs, attorneys fees and any market losses.

                                 SIGNITURE PAGE

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth.

COMMUITRONICS OF AMERICA, INC

/s/ James H. Flanigan
---------------------
By
Board Member

    David Pressler

/s/ Daivd Pressler
-----------------
    EXECUTIVE

/s/ Deborah Albert
-----------------
   WITNESS
   Board Member